Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter and Year to Date Results (Unaudited)

Costa Mesa, Calif., July 28, 2009 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), recorded a second quarter net loss of $713,000, or $0.15 per basic and diluted share, compared to a net loss of $1.2 million, or $0.25 per basic and diluted share, for the second quarter of 2008.  The net loss for the three months ended June 30, 2009 is primarily due to charge-offs totaling $1.6 million and other-than-temporary impairment charge of $1.3 million on the Bank’s private label investments. The net loss for the six months ended June 30, 2009 was $176,000, or $0.04 per basic and diluted share, compared to net loss of $398,000, or $0.08 per basic and diluted share in the comparable prior period.  At quarter-end, the Company’s tangible common equity ratio was 7.36% and its diluted book value was $9.70 per share.  All diluted per share amounts have been adjusted to reflect outstanding warrants, restricted stock and stock options.

Steven R. Gardner, President and Chief Executive Officer, stated, “Although the current economic environment continues to impact our asset quality, our overall loan portfolio continues to perform well.  The level of delinquent loans at June 30, 2009 totaling 26 credits of $12.2 million or 2.02% of total loans is very manageable.  We remain in a strong capital position with Tier 1 leverage and total risk-based capital ratios being 8.60% and 11.76%, respectively, at quarter end, which exceeds the levels required to be considered well capitalized for regulatory purposes. We continue to work to minimize losses in our loan portfolio, by proactively addressing loans at the earliest indication of weakness and implementing aggressive collection and loss mitigation strategies.

Mr. Gardner continued, “We believe the economic dislocations in our markets create exceptional opportunities which allow our banking professionals to attract new business customers and further build the Bank’s franchise.  Our deposits grew at an annualized rate of 45% in the second quarter of 2009, while the average weighted deposit rate fell 61 basis points from 2.92% as of March 31, 2009 to 2.31% as of June 30, 2009.  Additionally, 26% of our deposits with a current weighted average rate of 3.00% will reprice in the third quarter, driving our deposit cost down further.  The decrease in deposit cost for the quarter ended June 30, 2009 is the primary reason for the 30 basis point expansion in our net interest margin compared to the first quarter of 2009.”

For the three and six months ended June 30, 2009, net interest income was $6.0 million and $11.3 million, respectively, compared to $5.3 million and $10.1 million for the same periods a year earlier. The increases in net interest income for the three and six months ended June 30, 2009 compared to the same periods in 2008, is predominately attributable to decreases in interest expense of $913,000, or 14.7%, and $2.4 million, or 17.6%, respectively. The reduction in interest expense for the 2009 periods was primarily due to decreases in our average cost of liabilities for three and six months ended June 30, 2009 of 66 basis points and 76 basis points, respectively, over the prior year periods.  Partially offsetting the decrease in interest expense was a decrease in interest income for the three and six months ended June 30, 2009 of $237,000 and $1.2 million, respectively.  The decrease in interest income was primarily attributable to the repricing of our adjustable rate loans downward. Our weighted average loan yield for the quarter ended June 30, 2009 was 6.64%, a decrease of 19 basis points from 6.83% for the same period a year earlier. Because 95% of the Bank’s adjustable rate loans contain interest rate floors, the decrease in loan yield is limited in the event of repricing in a lower interest rate environment.

The net interest margin for the three and six months ended June 30, 2009 was 3.30% and 3.15%, respectively, compared to 3.01% and 2.86% for the same periods a year ago.  The increases in net interest margin were primarily attributable to decreases in our average cost of liabilities, which were partially offset by decreases in the average loan yield of 19 basis points and 29 basis points for the three and six months ended June 30, 2009, respectively, compared to the same periods a year ago.  The decreases in the average loan yield are attributable to the Federal Reserve Board’s reduction of the Fed Fund Rate in response to the economic downturn, from 5.25% in September 2007 to 0.25% in December 2008, which affects the repricing of the Bank’s adjustable loan portfolio, maturing deposits, and short-term borrowings.  As of June 30, 2009, the Bank had $143.4 million of certificate of deposits and $24.0 million of loans that are scheduled to reprice in the next quarter.

The Bank’s provision for loan losses was $2.4 million and $3.5 million, respectively, for the three and six months ended June 30, 2009, compared to $836,000 and $1.0 million for the same periods in 2008.  The increase in the provision for the three and six months ended June 30, 2009 is primarily due to increases in net charge-offs of $1.2 million and $1.9 million, respectively, compared to the same periods a year ago.  Net charge-offs in the second quarter of 2009 were $1.6 million compared to net charge-offs of $365,000 for the same period in 2008.  Substantially all of the second quarter charge-offs came from three credits in the Bank’s portfolio consisting of:  the Bank’s sole land loan, which subsequent to quarter-end has been foreclosed; a multifamily participation loan, that was formerly the Bank’s sole construction loan; and an SBA loan relationship with a single principal, secured primarily by medical receivables.  The increased provision for loan losses also reflects management’s expectation that the continuing recession will negatively impact some of our borrowers and/or the collateral securing our loans.

Noninterest income for the three and six months ended June 30, 2009 was a loss of $328,000 and income of $302,000, respectively, compared to losses of $2.8 million and $2.1 million for the same periods ended June 30, 2008.  The losses in 2008 were primarily due to the Bank’s redemption of a mutual fund investment for a loss of $3.6 million. The loss in 2009 is due to an-other-than-temporary impairment charge of $1.3 million on the private label securities that the Bank received when it redeemed its shares in the afore-mentioned mutual fund. Excluding this one-time charge, noninterest income would have been $1.0 million and $1.6 million for the three and six months ended June 30, 2009, respectively.

Noninterest expenses were $4.6 million and $8.5 million for the three and six months ended June 30, 2009, respectively, compared to $4.0 million and $8.0 million for the same periods ended June 30, 2008.  The increase in noninterest expense for the three and six months ended June 30, 2009 were the result of increases in FDIC insurance premiums of $492,000 and $735,000, respectively. Partially offsetting the premium increase was a decrease in compensation and benefits for the three and six months ended June 30, 2009 of $165,000 and $553,000, respectively, compared to the same periods in the prior year.  The increase in FDIC insurance premiums was due to the $365,000 accrual for the FDIC special assessment, increases in the regular FDIC’s quarterly assessment rates from 7.5 bps for 2008 to an average of 16.4 bps for the first six months of 2009, and the growth in the Bank’s deposits of $142.1 million, or 34.9%, over the prior year.   The decrease in compensation and benefits for the quarter was primarily attributable to a reduction in the annual incentive compensation accrual. The number of full-time equivalent employees with the Bank at June 30, 2009 and 2008 was 91.

The Company had a tax benefit for the three and six months ended June 30, 2009 of $592,000 and $312,000, respectively.  For the same periods in 2008, the Company had a tax benefit of $1.0 million and $536,000, respectively.  The Company’s effective tax rate for the three and six months ended June 30, 2009 was 45.4% and 63.9%, respectively, compared to 44.5% and 57.4% for the same periods in the prior year.

Total assets of the Company were $788.4 million as of June 30, 2009, compared to $740.0 million as of December 31, 2008.  The $48.5 million, or 6.5%, increase in total assets is primarily due to increases in cash equivalents and securities available for sale of $49.6 million and $25.2 million, respectively, partially offset by a decrease in net loans of $27.1 million.

Cash increased $51.0 million to $59.2 million as of June 30, 2009 from $8.2 million as of December 31, 2008. The increase is primarily due to growth in business and consumer deposits for the period as discussed above.  Management expects the cash will be utilized, in part, to pay down a portion of the Bank’s FHLB term advances that mature in the fourth quarter of 2009.

Investment securities available for sale increased $25.2 million to $81.8 million as of June 30, 2009, from $56.6 million as of December 31, 2008. As of June 30, 2009, the investment securities are comprised of $155,000 in U.S. Treasuries, $37.4 million in government sponsored entities (“GSE”) mortgage-backed securities (“MBS”), and $44.2 million of private label MBS.  Fifty of the private label MBS totaling $6.0 million with a market value of $4.2 million are classified as substandard assets with all the interest received on these securities being applied to the securities’ principal balances, all of which were acquired when the Bank redeemed its shares in the AMF mutual funds in June of 2008.  In addition, $35.2 million of the GSE securities have been pledged as collateral for the Bank’s $28.5 million of reverse repurchase agreements.

Net loans, including loans held for sale, decreased $27.1 million to $596.1 million as of June 30, 2009, compared to December 31, 2008.  The decrease is primarily due to loan payoffs of $28.1 million. Partially offsetting the loan payoffs were loan originations and a loan purchase totaling $8.6 million.

The Bank’s allowance for loan losses increased $1.3 million to $7.2 million as of June 30, 2009, from $5.9 million as of December 31, 2008.   The increase in the allowance for loan losses was primarily due to the deteriorating economic environment and an overall increase in the reserve factors applied to various segments of the Bank’s loan portfolio.  Net nonaccrual loans and other real estate owned were $12.3 million and $1.0 million, respectively, at June 30, 2009, compared to $5.2 million and $37,000, respectively, as of December 31, 2008.  The increase in net nonaccrual loans is primarily due to 11 loans totaling $9.2 million of which seven loans, totaling $7.8 million, are in foreclosure. Management has evaluated these non-performing loans and the estimated losses associated with the loans have been charged-off.  Non-performing loans are distributed across the Bank’s portfolio and reflect the on-going weakness in the local economy, with $1.9 million in commercial and industrial, $0.7 million in SBA, $1.5 million in owner-occupied commercial real estate, $3.8 million in investor-owned commercial real estate, $2.1 million in land (which has subsequently been foreclosed), $2.2 million in multifamily real estate, and $0.1 in residential property. The allowance for loan losses as a percent of nonaccrual loans decreased to 58% as of June 30, 2009 from 113% at December 31, 2008.  The ratio for allowance for loan loss to total loans at June 30, 2009 was 1.19%, compared to 0.94% at December 31, 2008.

Total deposits were $549.1 million as of June 30, 2009, compared to $457.1 million at December 31, 2008, an annualized increase of 40.2%.   The increase in deposits was comprised of increases of $35.0 million in transaction accounts and $75.6 million in retail certificate of deposits, which were partially offset by a decrease in broker certificates of deposits of $18.6 million. At June 30, 2009, the Bank had no deposits from brokers.  The average cost of deposits at June 30, 2009 was 2.31%, compared to 3.29% at December 31, 2008.

At June 30, 2009, total borrowings of the Company amounted to $176.8 million, a $43.4 million, or 20.7%, decrease from December 31, 2008.  Borrowings were comprised of $138.0 million of FHLB term borrowings, $28.5 million of reverse repurchase agreements and $10.3 million of subordinated debentures, which were used to fund the issuance of trust preferred securities.  The average cost of the Company’s borrowings and deposits at June 30, 2009 was 2.83%, compared to 3.46% at December 31, 2008.

Total equity was $58.0 million as of June 30, 2009, compared to $57.5 million at December 31, 2008, an increase of $467,000.  The increase in equity is primarily due to an increase in the other comprehensive income of $732,000 attributable to a reduction of the loss on the investment securities available for sale portfolio of $1.3 million in the first six months of 2009 which was partially offset by the repurchase and retirement of 100,000 shares of common stock at a cost of $384,000, or $3.84 per share. The Company’s basic and diluted book values per share as of June 30, 2009 were $11.59 and $9.70, respectively.

The Bank’s tier 1 leverage capital, tier 1 risked-based capital and total risk-based capital ratios at June 30, 2009 were 8.50%, 10.56%, and 11.73%, respectively. The regulatory minimum qualifying ratios for banks to be considered well capitalized are 5.00%, 6.00%, and 10.00% for tier 1 leverage capital, tier 1 risked-based capital, and total risk-based capital, and respectively. The Company’s tier 1 leverage capital, tier 1 risked-based capital, and total risk-based capital ratios at June 30, 2009 were 8.60%, 10.60%, and 11.76%, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  At June 30, 2009, the Bank had total assets of $783.7 million, net loans of $596.1 million, total deposits of $549.7 million, and total stockholder’s equity of $63.3 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2008 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
ASSETS	2009	2008
	(Unaudited)	(Audited)
Cash and due from banks	$59,241	$8,181
Federal funds sold	30	1,526
Cash and cash equivalents	59,271	9,707
Investment securities available for sale	81,779	56,606
Federal Reserve and Federal Home Loan Bank stock, at cost	14,330	14,330
Loans held for sale	635	668
Loans held for investment, net of allowance for loan losses of $7,158 in 2009 and $5,881 in 2008	595,439	622,470
Accrued interest receivable	3,814	3,627
Other real estate owned	1,026	37
Premises and equipment	9,182	9,588
Deferred income taxes	10,560	10,504
Bank owned life insurance	11,660	11,395
Other assets	726	1,024
TOTAL ASSETS	$788,422	$739,956
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Transaction accounts	$123,319	$88,296
Retail certificates of deposit	417,301	341,741
Wholesale/brokered certificates of deposit	8,487	27,091
Total deposits	549,107	457,128
Other borrowings	166,500	209,900
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	4,490	5,070
Total liabilities	730,407	682,408
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	49	48
Additional paid-in capital	64,590	64,680
Accumulated deficit	(4,480)	(4,304)
Accumulated other comprehensive loss, net of tax	(2,144)	(2,876)
Total stockholders’ equity	58,015	57,548
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$788,422	$739,956

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
INTEREST INCOME:	2009	2008	2009	2008
Loans	$10,055	$10,252	$20,219	$21,190
Other interest-earning assets	1,240	1,280	2,026	2,287
Total interest income	11,295	11,532	22,245	23,477
INTEREST EXPENSE:
Interest on transaction accounts	310	381	566	816
Interest on retail certificates of deposit	2,965	2,749	6,269	6,108
Interest on wholesale/brokered certificates of deposit	62	356	214	561
Total deposit interest expense	3,337	3,486	7,049	7,485
Other borrowings	1,871	2,592	3,732	5,529
Subordinated debentures	98	141	201	320
Total interest expense	5,306	6,219	10,982	13,334
NET INTEREST INCOME	5,989	5,313	11,263	10,143
PROVISION FOR LOAN LOSSES	2,374	836	3,534	1,019
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,615	4,477	7,729	9,124
NONINTEREST INCOME:
Loan servicing fee income	126	497	285	602
Bank and other fee income	211	155	423	270
Net gain from loan sales	-	25	-	92
Net loss from investment securities	(900)	(3,631)	(898)	(3,631)
Other income	235	201	492	593
Total noninterest (loss) income	(328)	(2,753)	302	(2,074)
NONINTEREST EXPENSE:
Compensation and benefits	2,077	2,242	4,086	4,639
Premises and occupancy	656	593	1,314	1,200
Data processing	173	137	328	291
Net loss (gain) on other real estate owned	5	5	-	19
FDIC/SAIF insurance premiums	558	66	845	110
Legal and audit expense	348	180	480	321
Marketing expense	155	143	344	273
Office and postage expense	89	112	168	194
Other expense	531	491	954	937
Total noninterest expense	4,592	3,969	8,519	7,984
NET LOSS BEFORE TAXES	(1,305)	(2,245)	(488)	(934)
BENEFIT FOR INCOME TAXES	(592)	(1,000)	(312)	(536)
NET LOSS	$(713)	$(1,245)	$(176)	$(398)

Basic Average Shares Outstanding	4,900,154	4,903,784	4,876,655	4,993,513
Basic Loss per Share	$(0.15)	$(0.25)	$(0.04)	$(0.08)

Diluted Average Shares Outstanding	6,025,104	6,216,986	6,031,580	6,301,935
Diluted Loss per Share	$(0.15)	$(0.25)	$(0.04)	$(0.08)

PACIFIC PREMIER BANCORP AND SUBSIDIARY
STATISTICAL INFORMATION
UNAUDITED (In thousands)
	As of	As of	As of
	June 30, 2009	December 31, 2008	June 30, 2008
Asset Quality:
Non-accrual loans	$12,341	$5,200	$5,288
Other Real Estate Owned	$1,026	$37	$-
Nonperforming assets	$13,367	$5,237	$5,288
Net charge-offs for the quarter ended	$1,612	$543	$365
Net charge-offs for the year ended	$2,258	$965	$358
Allowance for loan losses	$7,158	$5,881	$5,267
Net charge-offs for quarter to average loans, annualized	1.06%	0.34%	0.24%
Net non-accrual loans to total loans	2.05%	0.83%	0.89%
Net non-accrual loans to total assets	1.57%	0.70%	0.74%
Allowance for loan losses to total loans	1.19%	0.94%	0.88%
Allowance for loan losses to non-accrual loans	58.00%	113.10%	99.60%

Average Balance Sheet: for the Quarter ended
Total assets	$761,153	$749,776	$739,263
Loans	$606,108	$635,228	$600,711
Deposits	$520,859	$436,303	$406,429
Borrowings	$166,841	$237,946	$255,180
Subordinated debentures	$10,310	$10,310	$10,310

Share Data:
Basic book value	$11.59	$11.74	$12.00
Diluted book value	$9.70	$9.60	$9.81
Closing stock price	$5.10	$4.00	$5.15

Pacific Premier Bank Capital:
Tier 1 leverage capital	$64,491	$64,880	$63,810
Tier 1 leverage capital ratio	8.50%	8.71%	8.95%
Total risk-based capital ratio	11.73%	11.68%	11.81%

Loan Portfolio
Real estate loans:
Multi-family	$284,611	$284,859	$301,762
Commercial	154,104	163,428	164,186
Construction - Multi-family	-	2,733	2,457
One-to-four family	8,698	9,925	9,691
Land	2,082	2,550	3,125
Business loans:
Commercial Owner Occupied	107,149	112,406	63,148
Commercial and Industrial	41,628	43,235	45,236
SBA loans	3,842	4,942	5,344
Other loans	1,118	4,689	822
Total gross loans	$603,232	$628,767	$595,771

	Six Months Ended	12 Months Ended	Six Months Ended
	June 30, 2009	December 31, 2008	June 30, 2008
Profitability and Productivity:
Return on average assets	-0.19%	0.09%	-0.34%
Return on average equity	-2.46%	1.19%	-4.16%
Net interest margin	3.15%	2.99%	2.86%
Non-interest expense to total assets	1.16%	2.16%	2.22%
Efficiency ratio	81.03%	83.70%	98.71%